Exhibit 1.1
STANDBY PURCHASE AGREEMENT
THIS AGREEMENT (the “Agreement”) has been entered into as of June 20, 2007, by and among ATS Automation Tooling Systems Inc., a corporation existing under the laws of Ontario (“ATS”), Goldman Sachs Canada Inc., a corporation existing under the laws of Ontario (“GS Canada”), Goodwood Inc., a corporation existing under the laws of Ontario (“Goodwood”) and Mason Capital Management, LLC, a limited liability company existing under the laws of Delaware (“Mason”) (GS Canada, Goodwood and Mason being referred to herein collectively as the “Standby Purchasers”);
WHEREAS ATS proposes to effect an offering of Rights to the holders of record of its Common Shares pursuant to a short form prospectus;
WHEREAS the Standby Purchasers severally propose to purchase any and all of the Common Shares offered under the Rights Offering that are not otherwise purchased under the Rights Offering, on the terms and conditions set forth in this Agreement;
NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed as set forth below.
ARTICLE 1
INTERPRETATION
1.1	Definitions. In this Agreement and in the recitals hereto, unless something in the subject matter is inconsistent therewith:

“1933 Act” means the United States Securities Act of 1933, as amended, including the rules and regulations adopted by the SEC thereunder;

“1934 Act” means the United States Securities Exchange Act of 1934, as amended, including the rules and regulations adopted by the SEC thereunder;

“Additional Subscription Privilege” means the entitlement of a holder of Rights, who has exercised in full the Basic Subscription Privilege attaching to its Rights, to subscribe pursuant to the Rights Offering for additional Common Shares (if such are available), as such entitlement is further detailed in the Prospectus;

“Affiliate” has the meaning ascribed thereto under the Business Corporations Act (Ontario), as amended, and in the case of each Standby Purchaser or Substituted Standby Purchaser includes all investment funds and other Persons that the Standby Purchaser or Substituted Standby Purchaser, as the case may be, or an Affiliate manages or exercises control over or in respect of which it has discretionary trading authority over such investment fund’s or Person’s investments;

“Basic Subscription Privilege” means the entitlement of a holder of Rights to subscribe pursuant to the Rights Offering for one Common Share at a price equal to the

Subscription Price for each number of Rights held equal to the Rights Ratio, as such entitlement is further detailed in the Prospectus;
“Business Day” means any day, other than a Saturday or a Sunday, upon which banks are open for business in the City of Toronto;

“Canadian Securities Commissions” means, collectively, the securities commission or similar securities regulatory authorities of each Canadian Qualifying Jurisdiction;

“Controlled or Managed Persons” shall have the meaning set forth in Section 6.3;

“Closing Date” means two Business Days following the Expiry Date, or such other date as may be agreed by ATS and the Standby Purchasers, which in no event shall be later than September 6, 2007;

“Common Shares” means the common shares in the share capital of ATS;

“Expiry Date” means the date on which the Rights shall expire and become null and void as set out in the Final Prospectus, such date being expected to be on or about the twenty-first day following the date on which the Final Prospectus is mailed to Persons who are holders of Shares as of the Record Date and which is expected to be no later than September 4, 2007;

“Expiry Time” means 5:00 p.m. (Toronto time) on the Expiry Date;

“Final Prospectus” means the final short form prospectus to be filed by ATS with the Securities Commissions in connection with the offer and sale of the Securities, as amended by any Prospectus Amendment to the Final Prospectus;

“Governmental Entity” means any (i) multinational, federal, provincial, territorial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Laws” means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, instruments, policies, guidelines, and general principles of common law and equity, binding on or affecting the Person referred to in the context in which the word is used;

“Material Adverse Change” means any change, development, event or occurrence with respect to the business, condition (financial or otherwise), properties, assets, liabilities, operations, or results of operations or prospects of ATS and its subsidiaries, on a consolidated basis, that is, or would reasonably be expected to be, material and adverse to ATS and its subsidiaries, on a consolidated basis;

“Material Subsidiaries” means Matrix Solar Technologies, Inc., ATS Canadian Investment Holding Company Inc. and Photowatt France;

“Misrepresentation” means (a) a “misrepresentation” as defined in Section 1(1) of the Securities Act or (b) as to any document, any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

“Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, trust, estate, custodian, trustee, executor, administrator, nominee or other entity or organization, including a Governmental Entity or political subdivision or an agency or instrumentality thereof;

“Photowatt France” means Photowatt International S.A.S.;

“Preliminary Prospectus” means the preliminary short form prospectus expected to be filed on or about June 25, 2007 with the Securities Commissions in each of the provinces of Canada in connection with the Rights Offering, a draft copy of which has been provided to each of the parties hereto by ATS;

“Prospectus” means, collectively, the Preliminary Prospectus, the Final Prospectus, and any Prospectus Amendment;

“Prospectus Amendment” means any amendment to the Preliminary Prospectus or the Final Prospectus;

“Public Documents” means (i) the annual information form of ATS dated on or about June 22, 2007, to be filed with the Securities Commissions in each of the provinces of Canada on or about June 22, 2007; (ii) the audited consolidated financial statements of ATS as at and for the year ended March 31, 2007 and 2006 and related notes, together with the Management’s Discussion and Analysis of Operating Results and Financial Condition pertaining thereto to be filed with the Securities Commissions in each of the provinces of Canada on or about June 20, 2007; (iii) the management information circular dated September 11, 2006 prepared in connection with ATS’ annual and special meeting of Shareholders held on October 27, 2006; (iv) the material change report of ATS dated as of April 5, 2007 relating to the withdrawal of the initial public offering of shares in Photowatt Technologies Inc. and (v) any other document which is incorporated by reference in the Prospectus;

“Qualified Investments” means treasury bills issued by the Crown in Right of Canada or any Province of Canada or the United States of America, non-negotiable term deposits and marketable debt securities issued or guaranteed by a bank, trust company or other financial institution authorized to carry on business in Canada, the United States of America or the United Kingdom and which has (a) a long-term debt rating of (i) A+ (or the then equivalent rating) or higher from S&P and (ii) A1 (or the then equivalent rating)

or higher from Moody’s or (b) a short term debt rating of R1 (mid) (or the then equivalent rating) or higher from Dominion Bond Rating Service Limited.
“Qualifying Jurisdictions” means all of the provinces of Canada (the “Canadian Qualifying Jurisdictions”), the United States and individual states in the United States as selected by ATS;

“Record Date” means the record date for the purpose of the Rights Offering that will be established by ATS in the Final Prospectus, which is expected to be no later than August 7, 2007;

“Rights” means the transferable rights to subscribe for Common Shares offered by ATS pursuant to the Rights Offering pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege at the Subscription Price;

“Rights Offering” means the offering by ATS of Rights to the holders of Shares on the Record Date (including, for greater certainty, any Rights held by the subscription agent on behalf of “Ineligible Holders” as defined in the Prospectus) to purchase Common Shares at the Subscription Price undertaken in accordance with Article 2;

“Rights Ratio” means the number of Rights which must be held to entitle the holder to subscribe for one Common Share under the Basic Subscription Privilege, as determined by ATS in accordance with Section 2.3;

“SEC” means the United States Securities and Exchange Commission;

“Securities” means, collectively, the Rights, the Common Shares issuable upon exercise of the Rights, and the Standby Shares;

“Securities Act” means the Ontario Securities Act, as amended;

“Securities Commissions” means, collectively, the securities commissions or similar securities regulatory authorities of the Qualifying Jurisdictions including the SEC;

“Securities Laws” means all applicable securities Laws (including, for the avoidance of doubt, state Blue Sky laws) of each of the Qualifying Jurisdictions and the applicable rules of the TSX;

“SEDAR” means the System for Electronic Document Analysis and Retrieval (SEDAR) as further described within National Instrument 13-101 of the Canadian Securities Administrators;

“Shares” means the Common Shares of ATS that are issued and outstanding as of the Record Date;

“Standby Commitment” shall have the meaning set forth in Section 2.2;

“Standby Purchasers” has the meaning given on the cover page of this Agreement;

“Standby Purchaser Rights Offering Shares” means the Common Shares issuable to each Standby Purchaser and its Substituted Standby Purchasers, as applicable, pursuant to the exercise of its and their respective Rights;

“Standby Shares” shall have the meaning set forth in Section 2.2;

“Subscription Price” shall mean the exercise price per Common Share applicable under the Rights Offering, which price per Common Share shall be determined by ATS in accordance with Section 2.3;

“Substituted Purchaser Conditions” means, in respect of an Affiliate of a Standby Purchaser that the Standby Purchaser proposes to be a Substituted Standby Purchaser (the “Proposed Person”) as contemplated in Section 2.2, a Person that satisfies the following conditions :
(a)	the Proposed Person makes each of the representations and warranties of the relevant Standby Purchaser set forth in Sections 2.9 and 6.1 and, to the extent applicable, in (b)(i) and (ii) below, subject in each case to Section 6.2, mutatis mutandis, pursuant to a letter of representations in form satisfactory to ATS, acting reasonably, executed and delivered by the Proposed Person and the relevant Standby Purchaser to ATS; and

(b)	if the Proposed Person is resident in or otherwise subject to the laws of a jurisdiction other than any of the provinces of Canada, (i) the purchase of the relevant Standby Shares by the Proposed Person would comply with the laws of such jurisdiction; (ii) ATS would not, as a result of such purchase, be obliged to register the relevant Standby Shares or any other Common Shares or file a prospectus or other disclosure document, or be obliged to make any filings or become subject to any reporting or disclosure obligations that it is not already obligated to make or by virtue of this transaction will be obligated to make, in each case pursuant to the laws of any jurisdiction; and (iii) the Proposed Person has delivered to ATS an opinion of counsel qualified in such jurisdiction, satisfactory to ATS, acting reasonably, to the effect referred to in (b)(i) and (ii);
“Substituted Standby Purchaser” shall have the meaning set forth in Section 2.2;

“Trading Observation Period One” means the period of five days on which the TSX is open for business ending on the Business Day before the Business Day the press release announcing the Rights Offering is disseminated;

“Trading Observation Period Two” means the period of five days on which the TSX is open for business commencing on the Business Day after the Business Day the press release announcing the Rights Offering is disseminated;

“TSX” means the Toronto Stock Exchange;

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia; and

“VWAP1” means the volume weighted average trading price of the Common Shares on the TSX during Trading Observation Period One, calculated by dividing the aggregate dollar amount of the trades of Common Shares on the TSX during Trading Observation Period One by the aggregate number of Common Shares traded on the TSX during Trading Observation Period One.

“VWAP2” means the volume weighted average trading price of the Common Shares on the TSX during Trading Observation Period Two, calculated by dividing the aggregate dollar amount of the trades of Common Shares on the TSX during Trading Observation Period Two by the aggregate number of Common Shares traded on the TSX during Trading Observation Period Two.

1.2	Headings, etc. The division of this Agreement into articles, sections, paragraphs and clauses and the provision of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this agreement”, “hereof’, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections, paragraphs or clauses are to articles, sections, paragraphs or clauses of this Agreement.

1.3	Plurality and Gender. Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and the words importing Persons shall include individuals, partnerships, trusts, corporations, governments and governmental authorities and vice versa.

1.4	Currency. Unless otherwise specifically stated, all references to dollars and cents in this Agreement are to the lawful currency of Canada.

1.5	Governing Law. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising out of this Agreement.

1.6	Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. The parties hereto agree to negotiate in good faith a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable. The invalidity or unenforceability of any provision in any particular jurisdiction shall not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.
1.7	Statutes. Any reference to a statute, act or law shall include and shall be deemed to be a reference to such statute, act or law and to the regulations, instruments and policies made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, act or law that may be passed which has the effect of supplementing or superseding such statute, act or law so referred to.
ARTICLE 2
STANDBY COMMITMENT
2.1	Conduct of Rights Offering. Subject to and in accordance with the terms hereof, ATS agrees to offer, in accordance with Securities Laws and pursuant to the Prospectus, the Rights and the Common Shares issuable upon the exercise of the Rights to Persons that are (i) the holders of record of Shares on the Record Date in the Canadian Qualifying Jurisdictions, (ii) if ATS is on the Record Date exempt from reporting under the 1934 Act pursuant to Rule 12g3-2(b) thereunder, the holders of record of Shares on the Record Date in the United States Qualifying Jurisdictions, and (iii) if ATS is on the Record Date not exempt from reporting under the 1934 Act pursuant to Rule 12g3-2(b) thereunder, to certain holders of record of Shares on the Record Date in the United States Qualifying Jurisdictions in transactions that are exempt from the registration requirements of the 1933 Act.

2.2	Standby Commitment. Subject to and in accordance with the terms hereof, each of the Standby Purchasers hereby severally and not jointly agrees to purchase from ATS (or to cause to be purchased from ATS by one or more of its Affiliates as the Standby Purchaser designates in a notice to ATS and that satisfies the Substituted Purchaser Conditions, in each case not less than five Business Days prior to the Closing Date (each such Affiliate referred to as a “Substituted Standby Purchaser”)), and ATS hereby agrees to sell to the Standby Purchasers or any Substituted Standby Purchaser, as the case may be, at the Subscription Price and on the Closing Date, all of the Common Shares that were not otherwise subscribed for and taken up under the Rights Offering by holders of Rights (the “Standby Shares”). In this regard the Standby Purchasers will exercise their Basic Subscription Right in accordance with Section 6.1(f) and agree to acquire the Standby Shares in the proportions set forth opposite their names in Schedule A (up to a maximum of 20% of the Shares offered under the Rights Offering in respect of Goodwood’s total commitment hereunder, a maximum of 40% of the Shares offered under the Rights Offering in respect of GS Canada’s total commitment hereunder and a maximum of 40% of the Shares offered under the Rights Offering in respect of Mason’s total commitment hereunder; provided, for greater certainty, that these percentage caps shall not be interpreted as putting a cap on the total number of Standby Shares that the Standby Purchasers are required to purchase (or cause to be purchased) in aggregate and that if one Standby Purchaser reaches its percentage cap then the balance of the Standby Shares it would otherwise agree to acquire shall be Standby Shares which the other two Standby Purchasers shall be required to purchase (or cause to be purchased)). The aggregate number of Standby Shares shall be equal to (A) the number of Shares outstanding on the Record Date divided by the Rights Ratio, minus (B) the number of Common Shares subscribed for and taken up under the Rights Offering by holders of Rights (including, for greater certainty, pursuant to the Additional Subscription Privilege and any Common Shares subscribed for and taken up under the Rights Offering by any of the Standby Purchasers or any of the Substituted Standby Purchasers (such commitment referred to as the “Standby Commitment”). No Standby Purchaser shall be responsible or liable for any breach or default by any other Standby Purchaser of such Standby Purchaser’s obligations hereunder.
2.3	Price Determination.
(a)	The Subscription Price shall be equal to 75% of the quotient equal to (i) the sum of VWAP1 and VWAP2 divided by (ii) two, as calculated by ATS, subject to rounding up or rounding down by an amount of not more than $0.01 as determined by ATS in its sole discretion, or such other price per Common Share as is agreed to in writing within two Business Days following the end of Trading Observation Period Two by each of the parties hereto;

(b)	The Rights Ratio shall equal any number such that the product of (i) the Subscription Price and (ii) the number of Common Shares outstanding on the date hereof divided by such Rights Ratio, is a dollar amount which is not less than $110,000,000 and is not greater than $115,000,000; and

(c)	Subject to Section 2.3(a), within two Business Days following the end of Trading Observation Period Two, ATS shall determine the Subscription Price and the Rights Ratio and shall provide the Standby Purchasers with written notice thereof.
2.4	Timing of Rights Offering. Subject to and in accordance with the terms hereof, ATS agrees that it will file with the Canadian Securities Commissions (i) the Preliminary Prospectus on or about June 25, 2007; and (ii) the Final Prospectus on or before the day which is the later of (i) three Business Days following Trading Observation Period Two and (ii) two Business Days following the date on which all necessary approvals and consents are received from the Canadian Securities Commissions and the TSX which are necessary or advisable, in ATS’ opinion, acting reasonably, to proceed with the filing of the Final Prospectus and completion of the Rights Offering. ATS will use commercially reasonable efforts to obtain a receipt (or analogous decision document) as soon as possible following the filing of each of the Preliminary Prospectus and Final Prospectus with the Canadian Securities Commissions.

2.5	Payment for Standby Shares. Subject to and in accordance with the terms hereof, on the Closing Date, each Standby Purchaser shall pay or shall cause its Substituted Standby Purchaser to pay, as the case may be, in immediately available funds by wire transfer to an account designated by ATS, or by certified cheque payable to ATS, the aggregate Subscription Price that is payable for the Standby Shares to be purchased by it hereunder and ATS shall issue the Standby Shares to the Standby Purchasers or Substituted Standby Purchasers, as the case may be.
2.6	Fees to Standby Purchasers. Subject to successful completion of the Rights Offering and performance by the Standby Purchasers of their respective obligations hereunder, in consideration solely for the Standby Commitment, ATS shall pay, and the Standby Purchasers shall be entitled to receive, fees in an aggregate amount equal to 3.5% of the total gross proceeds of the Rights Offering (including, for greater certainty, subscription amounts paid for such Common Shares as are subscribed for and taken up under the Rights Offering by any of the Standby Purchasers, any Substituted Standby Purchaser or any Affiliate of the Standby Purchasers or purchased pursuant to the Standby Commitment), such amount being payable in proportion to the respective commitments of the Standby Purchasers as set forth in Schedule A on the Closing Date. Such amount shall be paid, without set-off against any amount payable by the relevant Standby Purchasers pursuant to Section 2.2 if applicable, or otherwise pursuant to the Rights Offering by any of the Standby Purchasers or any Affiliate of the Standby Purchasers, in immediately available funds by wire transfer to accounts designated by the Standby Purchasers, or by certified cheques payable to each of the Standby Purchasers.

2.7	Restrictions on Sale Outside the Qualifying Jurisdictions. Except as contemplated by this Agreement, each of the Standby Purchasers agrees, and agrees to cause its Substituted Standby Purchaser(s), if any, not to sell or distribute, directly or indirectly, its Standby Shares or Standby Purchaser Rights Offering Shares in such a manner as to (i) require registration by ATS of the Standby Shares or Standby Purchaser Rights Offering Shares or the filing by ATS of a prospectus or any similar document, or (ii) result in ATS becoming subject to reporting or disclosure obligations to which it is not subject as at the date of this Agreement, or by virtue of this transaction will be obligated to make, under the laws of any jurisdiction outside the provinces of Canada, in each case that is material to ATS, and to sell the Standby Shares and the Standby Purchaser Rights Offering Shares in accordance with all applicable securities laws.

2.8	Representations, Warranties and Covenants of ATS as to U.S. Sales. The Corporation hereby represents, warrants and covenants to and with the Standby Purchasers that:
(a)	if ATS is on the Record Date exempt from reporting under the 1934 Act pursuant to Rule 12g3-2(b) thereunder, ATS shall prepare and file with the SEC a registration statement on Form F-7 covering the registration under the 1933 Act of the Common Shares issuable upon the exercise of the Rights, which registration statement shall include the Final Prospectus (with such deletions therefrom and additions thereto as are permitted or required by Form F-7 and the applicable rules and regulations of the Commission); and

(b)	ATS is not an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940, as amended.
2.9	Representations and Warranties of the Standby Purchasers as to Investment Intent. Each of the Standby Purchasers represents and warrants to and with ATS, on its own behalf and also in respect of and on behalf of its Substituted Standby Purchaser(s), that it and each of its Substituted Standby Purchaser(s), as applicable, is acquiring the Standby Purchaser Rights Offering Shares and the Standby Shares as principal and for investment and not with a view to, and has not offered or sold any Standby Purchaser Rights Offering Shares or Standby Shares in connection with, the sale or distribution thereof.

2.10	Covenants of the Standby Purchasers as to U.S. Sales. Each Standby Purchaser covenants with ATS that it will, and will cause its Substituted Standby Purchaser(s) to, for so long as it or such Substituted Standby Purchaser(s), as the case may be, holds any Standby Purchaser Rights Offering Shares or Standby Shares, offer or sell such securities only (a) pursuant to an exemption from, or in a manner not requiring registration or delivery of a prospectus under, the registration and prospectus delivery requirements of the 1933 Act, including without limitation Section 5 thereof and (b) in a manner not requiring any filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency pursuant to U.S. state securities or blue sky laws.
ARTICLE 3
COVENANTS OF ATS
3.1	Subject to and in accordance with the terms hereof, ATS undertakes and agrees with and in favour of the Standby Purchasers that:
(a)	Preliminary Prospectus. It shall prepare and, on or about June 25, 2007, it shall file with the Canadian Securities Commissions, the Preliminary Prospectus (in the English and French languages, as appropriate), relating to the proposed distribution of the Securities.

(b)	Final Prospectus and Qualification. As provided in Section 2.4 and 2.8(a), ATS shall file with the Canadian Securities Commissions, and (to the extent provided in Section 2.8(a)) with the SEC, the Final Prospectus (in the English and French languages, as appropriate, and modified or supplemented for filing with the SEC, if applicable, as appropriate) relating to the proposed distribution of the Securities, and take all other steps and proceedings that may be necessary in order to qualify the distribution of the Securities in each of the Canadian Qualifying Jurisdictions in which the Final Prospectus has been filed.

(c)	Supplementary Material. If required by Securities Laws, it shall prepare any amendments to the Prospectus or any documentation supplemental thereto or any amending or supplemental documentation or any similar document required to be filed by it under the Securities Laws. It shall also promptly, and in any event within any applicable time limitation, comply with all applicable filing and other requirements under the Securities Laws as a result of any Material Adverse Change.
(d)	Consents and Approvals. It will use its commercially reasonable efforts to obtain all necessary consents, approvals or exemptions for the creation, offering and issuance of the Securities in all Qualifying Jurisdictions as contemplated herein and in the Prospectus and the entering into and performance by it of this Agreement (including, for greater certainty, the issuance of the Rights and the Common Shares issuable upon the exercise of such Rights, as well as the issuance to the Standby Purchasers of the Standby Shares).

(e)	Cease Trade Order or Other Investigation. From the date hereof through the earlier of (i) the Closing Date and (ii) the termination of this Agreement, it will immediately notify the Standby Purchasers in writing of any written demand, request or inquiry (formal or informal) by any Securities Commission, the TSX or other Governmental Entity that concerns any matter relating to the affairs of ATS that may affect the Rights Offering, the transactions contemplated herein, or any other matter contemplated by this Agreement, or that relates to the issuance, or threatened issuance, by any such authority of any cease trading or similar order or ruling relating to any securities of ATS. Any notice delivered to the Standby Purchasers as aforesaid shall contain reasonable details of the demand, request, inquiry, order or ruling in question.

(f)	TSX Listing. It shall take all action as may be required and appropriate so that the Rights, the Common Shares issuable upon exercise of the Rights and the Standby Shares have been conditionally approved for listing on the TSX, subject to receipt of customary final documentation.

(g)	Securities Laws. It shall take all action as may be necessary and appropriate so that the Rights Offering and the transactions contemplated in this Agreement will be effected in accordance with Securities Laws. It shall consult with the Standby Purchasers and their advisors upon their reasonable request regarding the manner in which the Rights Offering and the other transactions contemplated herein will comply with applicable Securities Laws, and it shall provide to the Standby Purchasers and their advisors copies of any documents that are to be submitted by it to any Securities Commission or other regulatory authority for such purpose prior to being so submitted and it shall give the Standby Purchasers and their advisors an opportunity to comment on same, and ATS shall not file the Preliminary Prospectus, the Final Prospectus or any Prospectus Amendment without first obtaining approval from the Standby Purchasers after consultation with the Standby Purchasers with respect to the form and content thereof, which approval will not be unreasonably withheld or delayed.

(h)	Corporate Existence. In the event of a merger, consolidation or sale of all or substantially all of its assets, ATS shall ensure that the surviving successor entity in such transaction assumes its obligations hereunder.

(i)	Due Diligence. Prior to the filing of each of the Preliminary Prospectus and Final Prospectus, ATS shall allow the Standby Purchasers to conduct all due diligence investigations which they determine to be required, acting reasonably. In addition, from the time receipts are issued by or on behalf of securities commissions in the Canadian Qualifying Jurisdictions for the Final Prospectus to the time of Closing, on a weekly basis (including, for greater certainty, on or immediately prior to the Closing Date), ATS shall provide the Standby Purchasers with the information contemplated in Sections 4.1(a) and 4.1(c) or confirmation that there is nothing to report pursuant to those provisions (the day such information or confirmation is given being the “Weekly Diligence Date”), and allow the Standby Purchasers on such Weekly Due Diligence Dates to conduct all due diligence investigations, by submitting questions or requests to Stewart McCuaig, General Counsel to ATS, for forwarding to appropriate ATS management to provide full responses (to be delivered orally or in writing) and, in the case of the final reporting date which shall fall on or immediately prior to the Closing Date, oral due diligence may be conducted with officers of ATS, which they determine to be required, acting reasonably, for the purpose of determining if any material fact adverse to the interests of ATS or a Material Adverse Change has arisen as from the date of, and from the information disclosed in, the Final Prospectus.

(j)	Obtaining of Report. It will cause Computershare Investors Services Inc. to deliver to the Standby Purchasers, as soon as is practicable following the Expiry Time, details concerning the total number of Rights duly subscribed and paid for by holders of Rights under the Rights Offering, including those Rights subscribed and paid for pursuant to the Additional Subscription Privilege.

(k)	Dealer Managers. It will engage and appoint a dealer manager or dealer managers to organize, and participate in, the solicitation of the exercise of the Rights in a manner customary to rights offerings of this nature; provided however, that it shall not be obliged to organize and participate in, or otherwise cause to be organized, a soliciting dealer group.

(l)	Mailing of Materials. It will use commercially reasonable efforts to effect and complete the mailing of commercial copies of the Final Prospectus to each of the registered holders of the Common Shares (i) in Canada and (ii) if ATS is on the Record Date exempt from reporting under the 1934 Act pursuant to Rule 12g3-2(b) thereunder, to each of the registered holders of the Common Shares in the US Qualifying Jurisdictions, in each case, as soon as possible following the Record Date and to the beneficial holders of Common Shares in Canada in the manner contemplated by National Instrument 54-101 as soon as possible following the Record Date.

(m)	Use of Proceeds. The net proceeds (net of all dealer-manager, rights agency, legal, accounting and standby fees and expenses related to the Rights Offering) received by ATS in connection with the Rights Offering and the sale and issuance by ATS of the Standby Shares to the Standby Purchasers will be used in its Photowatt France business as described under the heading “Use of Proceeds” in the Prospectus and for no other purpose; provided however that in the event of a re-allocation of the net proceeds of the Rights Offering by ATS as described thereunder, ATS shall use such re-allocated amounts of net proceeds exclusively in the business of Photowatt France as described in the Prospectus unless otherwise agreed to in writing by all of the Standby Purchasers which remain holders (together with their Affiliates) of at least 100,000 Common Shares (and, for greater certainty, if there are no such Standby Purchasers, this Section 3.1(m) will cease to have any force or effect). Until such time as ATS uses the net proceeds from the Rights Offering described above as agreed to above on such uses, the remaining net proceeds will be: (i) held by Photowatt France; (ii) used to repay debt of Photowatt France; or (iii) held by the Company in segregated bank or securities accounts and invested solely in Qualified Investments.

(n)	Continuing Information Delivery Obligation. Unless ATS is (i) subject to section 13 or 15(d) of the 1934 Act, or (ii) exempt from reporting pursuant to Rule 12g3-2(b) under the 1934 Act, for so long as any of the Standby Purchasers or Substituted Standby Purchasers, as applicable, hold any Common Shares that are not freely tradeable under Rule 144(k) under the 1933 Act, ATS will furnish to the Standby Purchasers or Substituted Standby Purchasers, as applicable, and to prospective investors designated by the Standby Purchasers or Substituted Standby Purchasers, as applicable, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the 1933 Act. In addition, for so long as any of the Standby Purchasers or Substituted Standby Purchasers, as applicable, hold any Common Shares, in order to provide the Standby Purchasers or Substituted Standby Purchasers, as applicable, the benefits of Rule 144 under the 1933 Act (and any other applicable rule or regulation of the SEC that may at any time permit the Standby Purchasers or Substituted Standby Purchasers, as applicable, to sell the Common Shares to the public without registration), ATS will make and keep public information available, as defined in Rule 144, all to the extent required from time to time to enable such Standby Purchasers or Substituted Standby Purchasers, as applicable, to sell Common Shares without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144. Upon the request of any Standby Purchaser or Substituted Standby Purchaser, ATS will deliver to such holder a written statement as to whether it has complied with such information and requirements.

ARTICLE 4
CHANGES
4.1	Material Change During Distribution.
(a)	During the period from the date of this Agreement to the Closing Date, ATS shall promptly notify the Standby Purchasers in writing of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of ATS and its subsidiaries taken as a whole.

(b)	During the period from the date hereof to the date of filing of the Final Prospectus with the Canadian Securities Commissions, ATS shall promptly notify the Standby Purchasers in writing of:
(i)	any material fact that has arisen or been discovered and that would be required to be disclosed in the Prospectus if filed on such date; and

(ii)	any change in any material fact contained in the Prospectus, including all documents incorporated by reference, which fact or change is, or may be, of such a nature as to result in a Misrepresentation in the Prospectus or that would result in the Prospectus not complying with applicable Securities Laws.
(c)	During the period from the date of filing of the Final Prospectus with the Canadian Securities Commissions to the Closing Date, ATS shall, on a weekly basis on the Weekly Diligence Date, notify the Standby Purchasers in writing of:
(i)	any material adverse fact that has arisen or been discovered and that would be required to be disclosed in the Prospectus if filed on such date; and

(ii)	any change in any material fact contained in the Prospectus, including all documents incorporated by reference, which fact or change is, or may be, of such a nature as to result in a Misrepresentation in the Prospectus or that would result in the Prospectus not complying with applicable Securities Laws.
(d)	ATS shall promptly, and in any event within any applicable time limitation, comply, to the satisfaction of the Standby Purchasers, acting reasonably, with all applicable filings and other requirements under the Securities Laws as a result of such fact or change. ATS shall in good faith discuss with the Standby Purchasers any fact or change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) that is of such a nature that there is reasonable doubt whether written notice need be given under this Section 4.1.
4.2	Change in Securities Laws. If during the period of distribution to the public of the Standby Shares, there shall be any change in the Securities Laws which, in the opinion of the Standby

Purchasers, acting reasonably, requires the filing of a Prospectus Amendment, ATS shall, to the satisfaction of the Standby Purchasers, acting reasonably, promptly prepare and file such Prospectus Amendment with the appropriate securities regulatory authority in each of the Qualifying Jurisdictions where such filing is required.
4.3	Change in Closing Date. If a material change occurs after the date of filing of the Final Prospectus with the Canadian Securities Commissions and prior to the Closing Date, then, subject to Article 9, the Closing Date shall be, unless ATS and the Standby Purchasers otherwise agree in writing, the earlier of the previously scheduled Closing Date and the sixth Business Day following the date on which all applicable filings or other requirements of the Securities Laws with respect to such material change have been complied with in all Qualifying Jurisdictions and any appropriate MRRS decision documents obtained for such filings and notice of such filings from ATS or ATS’ counsel have been received by the Standby Purchasers however, in no event shall the Closing Date be later than September 6, 2007.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ATS
5.1	ATS represents and warrants to the Standby Purchasers that:
(a)	ATS has been duly incorporated and organized and is validly existing and in good standing under the Laws of Ontario and has all requisite corporate power to conduct its business as currently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the material conduct of its business or its ownership or leasing of material property requires such qualification.

(b)	The authorized capital of ATS consists of an unlimited number of Common Shares, of which there were, as of June 18, 2007, 59,262,005 Common Shares issued and outstanding. Except as described in this subsection (b) and other than the Standby Purchasers and their respective designates as contemplated by this Agreement, no Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from ATS, of any Common Shares or other securities of ATS other than employee stock options granted pursuant to the 1995 Stock Option Plan, the 2006 Stock Option Plan and the Share Purchase Plan of ATS.

(c)	Each of the Material Subsidiaries is duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(d)	All issued and outstanding Common Shares of ATS have been duly authorized and validly issued, and are fully paid and non-assessable. When issued and delivered to the respective purchaser and paid for by the respective purchaser in accordance with the terms and conditions of the Rights Offering and/or the terms and conditions of this Agreement, the Securities will be validly issued, fully paid and non-assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests and other restrictions, except for any restrictions on resale or transfer imposed by applicable Laws. The issuance of the Securities will not be subject to any pre-emptive or similar rights (it being acknowledged by the Standby Purchasers that the number of Standby Shares that it may be entitled to receive pursuant to this Agreement will depend on the number of Common Shares issued to those Persons who have exercised Rights prior to the Expiry Time).
(e)	The execution, delivery and performance by ATS of this Agreement:
(i)	has been duly authorized by all necessary corporate action on its part;

(ii)	does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) violate its articles of incorporation or by-laws or result in a breach of, a violation of, or constitute a default under, or conflict with, any provision of any material indenture, mortgage, agreement, contract or other material instrument to which ATS or any of its subsidiaries is a party or by which ATS or any of its subsidiaries or any of their respective properties or assets is bound; and

(iii)	will not result in the violation of any applicable Law;
excluding such breaches, violations or conflicts that would not, individually or in the aggregate, result in a Material Adverse Change or have a material adverse effect on the Rights Offering or on the other transactions contemplated hereunder.

(f)	This Agreement has been duly executed and delivered by ATS and constitutes a legal, valid and binding obligation of ATS, enforceable against it in accordance with its terms, subject only to (i) any limitation under applicable Laws relating to bankruptcy, insolvency, arrangements or other laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(g)	ATS is a reporting issuer (or equivalent where applicable) in good standing in all of the Qualifying Jurisdictions in Canada and is in compliance in all material respects with all continuous and timely disclosure obligations under applicable Securities Laws of the provinces of Canada, and, without limiting the generality of the foregoing, there has not occurred any Material Adverse Change since March 31, 2007 that has not been publicly disclosed, and except to the extent that information contained in a document is superseded by a document filed subsequently pursuant to Securities Laws, none of the documents filed by or on behalf of ATS pursuant to Securities Laws since March 31, 2007 contain a Misrepresentation at the date thereof.

(h)	Each of the consolidated financial statements of ATS contained in the Public Documents, including each Public Document filed after the date hereof until the Closing Date, (i) complies or, when filed, will comply as to form in all material respects with the applicable Securities Laws of the provinces of Canada, (b) has been or, when filed, will have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis with those of the comparable prior period (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by applicable Securities Laws) and (c) fairly presents, or when filed will fairly present, in all material respects, the consolidated financial position of ATS and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements may omit notes which are not required in unaudited financial statements and are subject to normal and recurring year-end adjustments. As of the time they were filed, or as subsequently amended or superseded by a filing prior to the date of this Agreement, none of the documents publicly filed by or on behalf of ATS under ATS’ profile on SEDAR, including without limitation the Public Documents, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(i)	No consent, approval, order or authorization of, or declaration with any Governmental Entity or any third party is required by or with respect to ATS or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions by ATS contemplated hereby, other than the consents, approvals, or authorizations that may be required by the Securities Laws of any Qualifying Jurisdictions.

(j)	At the time of its filing and as at the Closing Date, the Prospectus did and will comply with the requirements of any applicable Securities Laws in the Canadian Qualifying Jurisdictions, and will comply with the requirements of the Securities Act (and, if filed with the SEC, with the requirements of the applicable U.S. Securities Laws); and at the time of its filing and as at the Closing Date, the information and statements contained therein are true and correct in all material respects, contain no misrepresentation and constitute full, true and plain disclosure of all material facts (as such term is construed under the Securities Act) and do not omit any material facts relating to ATS and its subsidiaries taken as a whole and as concerns the Rights Offering and the transactions contemplated herein and did not or will not contain any Misrepresentation; provided that the foregoing shall not apply to any information or statements contained in the Prospectus relating to the Standby Purchasers which the Standby Purchasers have specifically approved in writing for inclusion in such Prospectus.

(k)	At the Closing Date, the distribution of the Securities by ATS will comply with applicable Securities Laws.

(l)	There are no legal or governmental proceedings pending, or to ATS’ knowledge, threatened to which ATS or any of its subsidiaries is a party and which, if determined adversely, would result in a Material Adverse Change, other than proceedings accurately described in all material respects in the Public Documents, or on the power or ability of ATS to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(m)	ATS is not in violation in any material respect of any of the rules and policies of the TSX, including the applicable listing requirements of the TSX, and its Common Shares are currently listed thereon.

(n)	ATS is not in material violation of, and the execution and delivery of this Agreement and the performance by ATS of its obligations under this Agreement will not result in any material breach or violation of, or be in material conflict with, or constitute a material default under, or create a state of facts which after notice or lapse of time, or both, would constitute a material default under any term or provision of the constating documents or by-laws of ATS or any resolution of the directors or shareholders of ATS or any material contract, mortgage, note, indenture, joint venture or partnership arrangement, agreement (written or oral), instrument, lease, judgment, decree, order, statute, rule, licence or regulation applicable to ATS.
5.2	Survival. All representations and warranties of ATS contained herein or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering herein contemplated, shall survive the completion of the purchase of Standby Shares by the Standby Purchasers and shall continue in full force and effect for a period of three years notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of the Standby Purchasers.
ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF STANDBY PURCHASERS
6.1	Representations. Each of the Standby Purchasers represents and warrants, on a several and not a joint basis, to ATS that:
(a)	It is a corporation organized and existing under the laws of Ontario (in the case of GS Canada), a corporation organized and existing under the laws of Ontario (in the case of Goodwood) or a limited liability company existing under the laws of Delaware (in the case of Mason) and that it has the power to enter into and perform its obligations under this Agreement.

(b)	The execution, delivery and performance by the Standby Purchaser of this Agreement:
(i)	has been duly authorized by all necessary action on its part;

(ii)	does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of which it is a party or pursuant to which any of its assets or property may be affected; and

(iii)	will not result in the violation of any applicable Law.
(c)	This Agreement has been duly executed and delivered by the Standby Purchaser and constitutes a legal, valid and binding obligation of the Standby Purchaser, enforceable against it in accordance with its terms, subject only to (i) any limitation under applicable Laws relating to bankruptcy, insolvency, arrangement or other laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)	No consent, approval, order or authorization of, or declaration with, any Governmental Entity is required by or with respect to the Standby Purchaser or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions by the Standby Purchaser contemplated hereby, other than consents, approvals, or authorizations that may be required by any Securities Commissions.

(e)	It has, and on the Closing Date will have (regardless of the number of Rights that are exercised by the holders of Rights prior to the Expiry Time), the financial ability and sufficient funds to make and complete the payment for all of the Standby Shares that it has committed to purchase pursuant to the Standby Commitment and the availability of such funds is not and will not be subject to the consent, approval or authorization of any other Person(s). Each Standby Purchaser acknowledges and covenants that it shall in connection with Section 6.1 of National Instrument 45-101 — Rights Offerings deliver to ATS satisfactory evidence of the foregoing for delivery to the Canadian Securities Commissions at or prior to the time of filing of the Prospectus with the Canadian Securities Commissions.

(f)	Provided ATS has complied with the provisions of this Agreement required to be complied with on or prior to the Expiry Date, it will exercise its Basic Subscription Privilege in full and the Standby Purchasers agree, as between them for the benefit of the other Standby Purchasers but not for the benefit of ATS, that they will acquire Shares hereunder either pursuant to their respective Additional Subscription Privilege or through the acquisition of Standby Shares in the proportions set forth opposite their names in Schedule A (up to a maximum of 20% of the Shares offered under the Rights Offering in respect of Goodwood’s total commitment hereunder, a maximum of 40% of the Shares offered under the Rights Offering in respect of GS Canada’s total commitment hereunder and a maximum of 40% of the Shares offered under the Rights Offering in respect of

Mason’s total commitment hereunder) having regard to any exercises by the other Standby Purchasers of their respective Additional Subscription Privilege.
(g)	It, together with its respective Affiliates, directly or indirectly is the beneficial owner of, or exercises direction or control over, 2,669,800 Common Shares (in the case of GS Canada), 6,562,600 Common Shares (in the case of Goodwood) or 5,406,945 Common Shares (in the case of Mason) and does not have any other exposure to or interests in any other Common Shares or securities of ATS.

(h)	Subject to the provisions of this Agreement, it has had access to such information concerning ATS as it has considered necessary to enter into this Agreement and to undertake its obligations hereunder.

(i)	It has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in its Standby Purchaser Rights Offering Shares and the Standby Shares that it is obliged to purchase pursuant to Section 2.2 (subject to the provisions hereof) and is able to bear the economic risks of such investment.

(j)	If required under applicable Laws or Securities Laws or under the rules and policies of the TSX, it will execute, deliver and file and otherwise assist ATS in filing such required reports and such other required documents with respect to the issue of the Rights, Standby Purchaser Rights Offering Shares and Standby Shares, provided that ATS acknowledges and agrees that it has not engaged any of the Standby Purchasers to act as underwriters (as defined under applicable Securities Laws) and the Standby Purchasers will not be required to sign a certificate in the Prospectus in that capacity or any other capacity.

(k)	Either:
(i)	it is not a person in the United States and is acquiring or will acquire any Standby Purchaser Rights Offering Shares and any Standby Shares in accordance with Rule 903 under the 1933 Act, or

(ii)	it:

(A) understands that any Standby Purchaser Rights Offering Shares acquired by it and any Standby Shares acquired by it (collectively, the “Acquired Shares”) have not been and will not be registered under the 1933 Act and that the sale to it contemplated hereby is being made in reliance on a private placement exemption to those institutional “accredited investors” specified in Rule 501(a)(1), (2), (3) and (7) of Regulation D under the 1933 Act (“Institutional Accredited Investors”);

(B) has received a copy, for its information only, of the Prospectus and has had access to such additional information, if any, concerning ATS as it has considered necessary in connection with its investment decision to invest in the Acquired Shares;
(C) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Acquired Shares and is able to bear the economic risks of such investment;

(D) is an Institutional Accredited Investor;

(E) acknowledges that it has not purchased the Acquired Shares as a result of any general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(F) agrees that it will not offer, sell or otherwise transfer any of such Acquired Shares, directly or indirectly, unless:
(i)	the sale is to ATS; or

(ii)	(a) the sale is to an Institutional Accredited Investor, (b) a purchaser’s letter containing representations, warranties and agreements substantially similar to those contained in this purchaser’s letter (except that such purchaser’s letter need not contain the representation set forth in paragraph 6.1(k)(ii)(B) above), and satisfactory to ATS, is executed by the purchaser and delivered to ATS prior to the sale and (c) all offers or solicitations in connection with the sale are arranged and conducted solely by or with the approval of ATS; or

(iii)	the sale is made outside the United States in compliance with the requirements of Rule 904 of Regulation S and in compliance with applicable local laws and regulations; or

(iv)	the sale is made pursuant to an exemption from registration under the 1933 Act provided by Rule 144 thereunder, if available; or

(v)	the sale is made in a transaction that does not require registration under the 1933 Act or any applicable United States state laws and regulations governing the offer and sale of securities, and it has furnished to ATS an opinion of counsel of recognized standing reasonably satisfactory to ATS;
(G) understands and acknowledges that upon the original issuance of the Acquired Shares, and until such time as is no longer required under applicable requirements of the 1933 Act or applicable state laws, all certificates representing the Acquired Shares, and all certificates issued in exchange therefor or in substitution thereof, shall bear, on the face of such certificates, the following legend:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (D) IN COMPLIANCE WITH CERTAIN OTHER PROCEDURES SATISFACTORY TO THE CORPORATION. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. A NEW CERTIFICATE, BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY”, MAY BE OBTAINED FROM COMPUTERSHARE INVESTOR SERVICES INC. UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO COMPUTERSHARE INVESTOR SERVICES INC. AND THE CORPORATION, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT;
provided, that if the Common Shares are being sold in compliance with the requirements of Rule 904 of Regulation S and applicable Canadian laws and regulations, the legend may be removed by providing a declaration to Computershare Investor Services Inc., as registrar and transfer agent for the Common Shares, to the following effect (or as the Corporation may prescribe from time to time):
The undersigned (A) acknowledges that the sale of the Common Shares to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and (B) certifies that (1) it is not an “affiliate” (as defined in Rule 405 under the U.S. Securities Act) of ATS Automation Tooling Systems Inc., (2) the offer of such Common Shares was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed on or through the facilities of the Toronto Stock Exchange and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States and (3) neither the seller nor any person acting on its behalf engaged in any directed selling efforts in connection with the offer and sale of such Common Shares. Terms used herein have the meanings given to them by Regulation S;
provided, further, that, if any such Common Shares are being sold pursuant to Rule 144 of the 1933 Act, the legend may be removed by delivery to Computershare Investor Services Inc. of an opinion of counsel, of recognized standing reasonably satisfactory to ATS, to the effect that such legend is no longer required under applicable requirements of the 1933 Act or state securities laws.

6.2	Survival. All representations and warranties of the Standby Purchasers contained herein or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering herein contemplated, shall survive the completion of the purchase of Securities by the Standby Purchasers and shall continue in full force and effect for a period of three years notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of ATS.

6.3	Lock-Up Covenant. Subject to and in accordance with the terms hereof, each of the Standby Purchasers undertakes and agrees severally and not jointly with and in favour of ATS that for a period beginning on the date hereof and ending on, and including, the date which is two Business Days following the Expiry Date, it will not, and it will cause its Substituted Standby Purchasers or any investment funds or other Persons that the Standby Purchaser or its Substituted Standby Purchaser(s) directly or indirectly manages or exercises control over or in respect of which it has discretionary trading authority over such investment fund’s or Person’s investments (collectively, “Controlled or Managed Persons”) not to, without the prior written consent of ATS, (i) sell or purchase, offer to sell or purchase, contract or agree to sell or purchase, hypothecate, pledge, grant any option to sell or purchase or otherwise dispose of or acquire or agree to dispose of or acquire, directly or indirectly, or file (or participate in the filing of) a prospectus with any of the Securities Commissions or a registration statement with the SEC in respect of, or establish or increase a put or call equivalent position or liquidate or decrease a put or call equivalent position within the meaning of Section 16 of the 1934 Act with respect to, any Common Shares or Rights or any other securities of ATS, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, (ii) enter into any swap or other arrangement that transfers to it or another Person, in whole or in part, any of the economic consequences of ownership of Common Shares or any other securities of ATS that are substantially similar to Common Shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of Common Shares or such other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). Each of the Standby Purchasers hereby confirms that neither it nor any of its Controlled or Managed Persons has since April 2, 2007 taken, and hereby covenants that neither it nor any of its Controlled or Managed Persons will take, any action designed, or which has constituted or will constitute or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of ATS.
ARTICLE 7
CLOSING AND CONDITIONS
7.1	The closing of the purchase by the Standby Purchasers and sale by ATS of the Standby Shares to be purchased by the Standby Purchasers hereunder shall be completed at the offices of Blake, Cassels & Graydon LLP, Suite 2800, Commerce Court West, Toronto, Ontario M5L 1A9 at 8:30 a.m. (Toronto time) on the Closing Date or at such other time and/or on such other date and/or at such other place as ATS and the Standby Purchasers may agree upon in writing. On such date, and upon payment being made by the Standby Purchasers in accordance with Section 2.5, definitive certificates representing the number of Common Shares that is equal to the number of Standby Shares to be purchased by each of the Standby Purchasers hereunder shall be delivered to each of the Standby Purchasers by ATS and such certificates shall be registered in the name of each of the Standby Purchasers or one or more designees of each of the Standby Purchasers, as applicable. ATS shall contemporaneously pay the Standby Commitment fee pursuant to Section 2.6 to the Standby Purchasers.

7.2	The obligation of the Standby Purchasers to complete the closing of the transactions set out in this Agreement is subject to the following conditions being satisfied in full:
(a)	There shall not be any claims, litigation, investigations or proceedings, including appeals and applications for review, in progress, or to the knowledge of ATS, pending, commenced or threatened, by any Person that have a reasonable likelihood of success in the judgment of the Standby Purchaser or by any Governmental Entity, in respect of the Rights Offering that are material to ATS on a consolidated basis;

(b)	ATS will have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other governmental and regulatory bodies required in connection with the Rights Offering and the purchase of Standby Shares by the Standby Purchasers as contemplated by this Agreement;

(c)	The Rights and the Common Shares being listed on the TSX;

(d)	The TSX having approved the listing of the Standby Shares and the Common Shares issuable upon the exercise of the Rights, subject to the filing of customary documents with the TSX;

(e)	The terms of the Rights Offering shall not have been changed;

(f)	The Standby Purchasers shall receive, with respect to such matters as are listed on Schedule B, a legal opinion dated as of the Closing Date from counsel to ATS (who may rely on the opinion of counsel acceptable to them as to matters governed by the laws of jurisdictions other than the Province of Alberta, British Columbia, Ontario and Quebec, and who may rely, to the extent appropriate in the circumstances, as to matters of fact, on certificates of officers of ATS);

(g)	The Standby Purchasers shall have received at Closing a certificate or certificates dated the Closing Date and signed on behalf of ATS by the Chief Executive Officer and the Chief Financial Officer of ATS or such other officers of ATS acceptable to the Standby Purchasers, acting reasonably, addressed to the Standby Purchasers certifying for and on behalf of ATS after having made due enquiry and after having carefully examined the Prospectus, including all documents incorporated by reference that:
(i)	since the respective dates as of which information is given in the Final Prospectus as amended by any Prospectus Amendment there has been no material change (actual, anticipated, contemplated or threatened, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of ATS and its subsidiaries on a consolidated basis, other than as disclosed in the Final Prospectus or any Prospectus Amendment, as the case may be;

(ii)	No order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Common Shares or any other securities of ATS having been issued by any Securities Commission that is continuing in effect and no proceedings for that purpose having been instituted or are pending or, to the knowledge of such officers, having been contemplated or threatened under any of the Securities Laws or by any Securities Commission;

(iii)	ATS has duly complied in all material respects with the terms, conditions and covenants of this Agreement on its part to be complied with up until Closing; and

(iv)	the representations and warranties of ATS contained in this Agreement are true and correct in all material respects as of the Closing Time with the same force and effect as if made at and as of the Closing Date after giving effect to the transactions contemplated by this Agreement, except for such representations and warranties which are stated to be qualified as to materiality, in which case such representations and warranties shall be true and correct as of the Closing Time;

7.3	ATS agrees that the conditions contained in Section 7.2 will be complied with so far as the same relates to acts to be performed or to be caused to be performed by ATS and that it will use its commercially reasonable efforts to cause such conditions to be complied with.

7.4	Provided that ATS has used its best efforts to comply with (or cause to be complied with) such conditions, the obligation of ATS to complete the closing of the transactions set out in this Agreement is subject to the following conditions being satisfied in full:
(a)	there shall be no inquiry, investigation (whether formal or informal) or other proceeding commenced by a Governmental Entity pursuant to applicable Laws in relation to ATS or any of its subsidiaries or in relation to any of the directors and officers of ATS, any of which suspends or ceases trading (which suspension or cessation of trading is continuing) in the Rights or Common Shares or operates to prevent or restrict the lawful distribution of the Securities (which prevention or restriction is continuing);

(b)	there shall be no order issued by a Governmental Entity pursuant to applicable Laws and no change of Law, either of which suspends or ceases trading in the Rights or Common Shares (which suspension or cessation of trading is continuing) or operates to prevent or restrict the lawful distribution of the Rights or Common Shares issuable upon exercise of the Rights (which prevention or restriction is continuing).
ARTICLE 8
CONFIDENTIALITY AND PUBLIC ANNOUNCEMENT
8.1	Confidentiality. None of the parties hereto shall, without the prior consent of the other parties, disclose the terms of this Agreement, except that such disclosure may be made to any party’s officers, directors, partners, advisors and employees who require such information for the purpose of consummating the transactions contemplated by this Agreement or as may otherwise be required by Law or the rules of the TSX.

8.2	Public Announcement. ATS will make a public announcement regarding this Agreement contemporaneously with (or that shall be included within) the public announcement to be made by ATS on June 20, 2007 regarding its financial results for the year and fourth quarter ended March 31, 2007. Such public announcement shall be in a form satisfactory to each of the Standby Purchasers, acting reasonably.
ARTICLE 9
TERMINATION
9.1	Termination by ATS. Subject to Section 9.3, ATS shall be entitled, at any time and in its sole discretion, to elect to terminate this Agreement by giving written notice of such election to the Standby Purchasers, if:

(a)	the Final Prospectus has not been filed in each of the Qualifying Jurisdictions on or before July 19, 2007; or

(b)	if the Rights Offering is otherwise terminated or cancelled or the closing (as contemplated in Article 7) has not occurred on or before September 6, 2007, provided however that ATS shall be entitled to make such election to terminate only if ATS has used best efforts to comply with its obligations under this Agreement which directly or indirectly relate to the relevant termination right which are required to have been performed prior to the time of giving such notice to the Standby Purchasers.

9.2	Termination by the Standby Purchasers. Each of the Standby Purchasers shall be entitled, severally and not jointly, by giving written notice to ATS at any time prior to the Expiry Time, to terminate and cancel, without any liability on its part, its obligations under this Agreement, if,
(a)	any inquiry, investigation (whether formal or informal) or other proceeding is commenced by a Governmental Entity pursuant to applicable Laws in relation to ATS or any of its subsidiaries or in relation to any of the directors and officers of ATS, any of which suspends or ceases trading in the Rights or Common Shares or operates to prevent or restrict the lawful distribution of the Securities;

(b)	if any order is issued by a Governmental Entity pursuant to applicable Laws, or if there is any change of Law, either of which suspends or ceases trading in the Rights or Common Shares or operates to prevent or restrict the lawful distribution of the Rights or Common Shares issuable upon exercise of the Rights;

(c)	any Material Adverse Change occurs;

(d)	there should develop or occur or come into effect, any catastrophe of national or international consequence or, any Law or other occurrence of any nature whatsoever which in the opinion of the applicable Standby Purchaser seriously adversely affects, or will seriously adversely affect the financial markets in Canada or which results in or will result in a Material Adverse Change;

(e)	ATS fails to obtain: (i) final listing approval from the TSX for the Rights at least two days prior to the date named as the Record Date in the Final Prospectus; and (ii) conditional listing approval from the TSX in respect of the Common Shares issuable upon exercise of the Rights and the Standby Shares prior to or on the Closing Date, subject to receipt of customary final documentation;

(f)	the Common Shares or the Rights are de-listed or suspended or halted for trading for a period greater than one Business Day for any reason by the TSX at any time prior to the closing of the Rights Offering;

(g)	the Preliminary Prospectus, the Final Prospectus or any Prospectus Amendment is not in a form approved by each of the Standby Purchasers in accordance with Section 3.1(g);

(h)	the conditions to closing in favour of the Standby Purchasers referred to in Sections 6.2(a) above have not been satisfied on or before September 4, 2007;

(i)	the Final Prospectus has not been filed in each of the Canadian Qualifying Jurisdictions on or before July 19, 2007; or

(j)	if the Rights Offering is otherwise terminated or cancelled or the closing (as contemplated in Article 7) has not occurred on or before September 6, 2007.
9.3	Notwithstanding any other provision hereof, should ATS or the Standby Purchasers validly terminate this Agreement pursuant to, and in accordance with, this Article 9, the obligations of both ATS and the Standby Purchasers under this Agreement shall terminate and there shall be no further liability on the part of the Standby Purchasers to ATS or on the part of ATS to the Standby Purchasers hereunder (except for any liability of any party that exists at such time or that may arise thereafter pursuant to Article 10 or Section 12.1).
ARTICLE 10
INDEMNIFICATION
10.1	ATS covenants and agrees to protect, indemnify and hold harmless each of the Standby Purchasers for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees, agents and shareholders from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred:
(a)	by reason of or in any way arising, directly or indirectly, out of any Misrepresentation or alleged Misrepresentation in the Prospectus;

(b)	by reason of or in any way arising, directly or indirectly, out of any order made or inquiry, investigation or proceeding commenced or threatened by any Securities Commission, or other competent authority in Canada or the United States or before or by any Governmental Entity, based upon or relating to any Misrepresentation or alleged Misrepresentation in the Prospectus, or any other document filed with the Securities Commissions in connection with the Rights Offering or the Prospectus, or relating to the Rights Offering or other transactions contemplated in this Agreement including, without limitation, any actions taken or statements made by or on behalf of ATS in connection with the Rights Offering or the other transactions contemplated in this Agreement (excluding, for greater certainty, any statements made by or on behalf of ATS exclusively to one or more Indemnified Parties);

(c)	the non-compliance or alleged non-compliance by ATS with any requirement of the Securities Laws or any other applicable Laws in connection with the Rights Offering or the other transactions contemplated in this Agreement, including ATS’ non-compliance with any statutory requirement to make any document available for inspection;

(d)	by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of ATS contained herein.
10.2	Each of the Standby Purchasers severally and not jointly covenants and agrees to protect, indemnify and hold harmless ATS for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of the Standby Purchaser contained herein.

10.3	Not used.

10.4	In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal), is brought or instituted against any of the Persons in respect of which indemnification is or might reasonably be considered to be provided for herein, such Person (an “Indemnified Party”) shall promptly notify the Person from whom indemnification is being sought (being either ATS under Section 10.1 or the applicable Standby Purchaser under Section 10.2, as the case may be (the “Indemnifying Party”)) and the Indemnifying Party shall promptly retain counsel who shall be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such claim, action, suit or proceeding, and the Indemnifying Party shall pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding.

10.5	In any such claim, action, suit or proceeding, the Indemnified Party shall have the right to retain other counsel to act on his or its behalf, provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Party unless:
(a)	the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such other counsel; or

(b)	the named parties to any such claim, action, suit or proceeding (including any added, third or impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defenses).

10.6	Subject to Section 10.5, it is understood and agreed that the Indemnifying Party shall not, in connection with any claim, action, suit or proceeding referred to in Section 10.5 commenced in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate legal firm for all Persons in respect of which indemnification is or might reasonably be considered to be provided for herein and such firm shall be designated in writing by the Indemnified Party (on behalf of itself and its directors, officers, employees and agents).

10.7	Notwithstanding anything herein contained, no Indemnified Party shall agree to any settlement of any claim, action, suit, proceeding, inquiry or investigation in respect of which indemnification is or might reasonably be considered to be provided for herein, unless the Indemnifying Party has consented in writing thereto, and the Indemnifying Party shall not be liable for any settlement of any such claim, action, suit, proceeding, inquiry or investigation unless it has consented in writing thereto.
ARTICLE 11
NOTICE
11.1	Notice. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission as set forth below, or to such other address, facsimile number or Person as may be designated by notice.
(a)	In the case of ATS:

ATS Automation Tooling Systems Inc. 250 Royal Oak Road Cambridge, Ontario N3H 4R6 Attention: General Counsel Fax No.: (519) 650-6520

With a copy to: Blake, Cassels & Graydon LLP Suite 2800, Commerce Court West 199 Bay Street Toronto, Ontario M5L 1A9

Attention: Chris Hewat and Aaron Palmer Fax: (416) 863-2653

(b)	In the case of GS Canada:

Goldman Sachs Canada Inc. 150 King Street West Suite 1201, Sunlife Tower

Toronto, Ontario M5H 1J9 Attention: Ted Goldthorpe Fax: (416) 343-8868

With a copy to:

Andrew Aziz Osler, Hoskin & Harcourt LLP 1 First Canadian Place 100 King Street West P.O. Box 50, Suite 6100 Toronto, ON M5X 1B8

(c)	In the case of Goodwood:

Goodwood Inc. 212 King Street West Suite 201 Toronto, Ontario M5H 1K5 Attention: Curt Cumming, Partner Fax: (416) 203-0734

With a copy to:

Charles F. MacCready Heenan Blaikie LLP 2600-200 Bay St., South Tower PO Box 185, Stn. Royal Bank Plaza Toronto, Ontario M5J 2J4

(d)	In the case of Mason:

Mason Capital Management 110 E. 59th Street, 30th Floor New York, NY 10022 Attention: Neale X. Trangucci Fax: (212) 355-5294

With a copy to:

Michael Partridge Goodmans LLP 250 Yonge Street

Suite 2400, Box 24 Toronto, ON M5B 2M6
11.2	Receipt of Notice. Notice shall be deemed to be given on the day of actual delivery or the day of facsimile transmission, as the case may be, or if not a Business Day, on the next Business Day.
ARTICLE 12
MISCELLANEOUS
12.1	Expenses. ATS will be responsible for all expenses related to the Rights Offering, whether or not it is completed, including, without limitation, all fees and disbursements of its legal counsel, fees and disbursements of its accountants and auditors, all fees and disbursements in connection with any dealer manager or dealer managers engaged in connection with the Rights Offering (other than any such fees or disbursements agreed to be paid by such dealer manager or dealer managers), all expenses related to roadshows and marketing activities and any marketing documents or materials (including, without limitation, slide presentations and videos, if any), printing costs, translation fees and filing fees. All fees and disbursements of legal counsel to the Standby Purchasers and out-of-pocket expenses incurred by the Standby Purchasers shall be borne by the Standby Purchasers; provided that in the event that the Rights Offering does not proceed due to a breach of this Agreement by ATS, due to any of the closing conditions in Article 7 not having been satisfied by ATS, or pursuant to a termination of the Agreement by a Standby Purchaser pursuant to any of the provisions of Article 9, ATS will reimburse each of the Standby Purchasers for its reasonable out-of-pocket and legal expenses.

12.2	Further Assurances. The parties hereto agree to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this Agreement.

12.3	Assignment. This Agreement may not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto.

12.4	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and there respective successors and permitted assigns.

12.5	Waiver. Failure by any party hereto to insist in any one or more instances upon the strict performance of any one of the covenants or rights contained herein shall not be construed as a waiver or relinquishment of such covenant. No waiver by either party hereto of any such covenant or right shall be deemed to have been made unless expressed in writing and signed by the waiving party.

12.6	Amendments. No term or provision hereof may be amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of the amendment, discharge or termination is sought.

12.7	Counterparts and Facsimile. This Agreement may be executed in several counterparts and by facsimile, each of which when so executed shall be deemed to be an original and such counterparts and facsimiles together shall constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof. This Agreement shall be deemed to have been entered into and to have become effective at the location at which the Standby Purchasers shall have signed an original, counterpart or facsimile version thereof, without regard to the place at which ATS shall have signed same.

12.8	Time. Time shall be of the essence of this Agreement.

12.9	Entire Agreement. This Agreement and any other agreements and other documents referred to herein and delivered in connection herewith, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

12.10	Language. The parties hereby confirm their express wish that this document and all documents and agreements directly or indirectly related thereto be drawn up in English. Les parties aux présentes reconnaissent qu’à leur demande le présent document ainsi que tous les documents et conventions qui s’y rattachent directement ou indirectement sont rédigés en langue anglaise.
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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers as of the date first written above.

ATS AUTOMATION TOOLING SYSTEMS INC.
By:	(Signed) “Gerald R. Beard”
	Name:	Gerald R. Beard
	Title:	Vice-President and Chief Financial Officer

By:	(Signed) “Carl H. Galloway”
	Name:	Carl H. Galloway
	Title:	Vice-President, Treasurer

GOLDMAN SACHS CANADA INC.
By:	(Signed) “Michael Ruscetta”
	Name:	Michael Ruscetta
	Title:	Vice President

GOODWOOD INC.
By:	(Signed) “Curt Cumming”
	Name:	Curt Cumming
	Title:	Chief Financial Officer

MASON CAPITAL MANAGEMENT, LLC
By:	(Signed) “Michael E. Martino”
	Name:	Michael E. Martino
	Title:	Managing Member

SCHEDULE A
Allotment of Standby Commitment between Standby Purchasers

Standby Purchaser	Percentage of Standby Commitment
Goldman Sachs Canada Inc.	40%
Goodwood Inc.	20%
Mason Capital Management, LLC	40%

SCHEDULE B
Form of Opinion of Counsel to ATS
[Closing Date], 2007
Goldman Sachs Canada Inc.
[Address]
— and —
Goodwood Inc.
[Address]
— and —
Mason Capital Management, LLC
[Address]
RE:     ATS Automation Tooling Systems Inc.
Re:      Rights Offering
Dear Sirs/Mesdames:
     We have acted as counsel to ATS Automation Tooling Systems Inc. (the “Company”) in connection with the distribution of • rights (“Rights”) of the Company (the “Rights Offering”) pursuant to a short form prospectus dated • , 2007 (the “Prospectus”). Each • Rights entitle the holder to acquire one common share of the Company (the “Offered Shares”) on payment of a subscription price equal to $ • .
     This opinion is provided to you pursuant to Section 7.2(f) of the standby purchase agreement (the “Standby Purchase Agreement”) dated • , 2007 among the Company and Goldman Sachs Canada Inc., Goodwood Inc. and Mason Capital • (the “Standby Purchasers”) as a condition to completing the closing of the purchase by the Standby Purchasers of certain common shares of the Company (the “Standby Shares” and, together with the Rights Offering Shares, the “Offered Shares”) from the Company. All capitalized terms used in this opinion shall, unless otherwise defined herein, have the meanings ascribed to them in the Standby Purchase Agreement. “Applicable Securities Laws” means the applicable securities legislation, rules and regulations of each of the provinces of Canada.
     As counsel to the Company we have participated in the preparation of, among other things:
(a)	the Prospectus; and

(b)	the Standby Purchase Agreement.
     We have considered such questions of law, examined such statutes and regulations and made such investigations and examined originals or copies certified, authenticated or otherwise identified to our satisfaction, of records and corporate proceedings, certificates and other documents as we have considered to be necessary or relevant for the purposes of the opinions hereinafter expressed, including the following:
(a)	the currently effective articles and by-laws of the Company;

(b)	a certified copy of the resolutions of the Board of Directors of the Company, authorizing, inter alia, the Prospectus, the Standby Purchase Agreement, the creation and issuance of the Rights and the issuance of the Offered Shares;

(c)	a certificate of even date herewith of the [Secretary] of the Company as to certain factual matters (the “General Certificate”);

(d)	a certificate of status in respect of the Company issued by Ontario Ministry of Government Services and dated • , 2007 (the “Certificate of Status”);

(e)	a letter from the Toronto Stock Exchange (the “TSX”) dated • , 2007 relating to the approval for listing of the Rights and the Offered Shares on the TSX (the “Listing Letter”); and

(f)	a copy of the decision document for the Prospectus dated • , 2007 issued by the Ontario Securities Commission under the mutual reliance review system, evidencing that receipts of the regulators in each Canadian province have been issued for the Prospectus (the “MRRS Decision Document”), and copies of local receipts for the Prospectus where issued.
     In our examinations, we have assumed: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof; (iv) the legal capacity of all individuals; and (v) that the statements made by governmental officials in certificates provided by them are true and correct as at the time they were made and continue to be true and correct from such time to the time of delivery of this opinion.
     With respect to the opinion in paragraph 1, we have relied exclusively on the Certificate of Status.
     With respect to the opinions in paragraphs 2, 3, 4, 6 and 7, we have relied as to certain matters of fact on the General Certificate.
     In expressing the opinion in paragraph 7, we have assumed that the Standby Purchase Agreement has been duly authorized, executed and delivered by all parties thereto other than the

Company and that such document constitutes a legal, valid and binding obligation of each of the parties thereto other than the Company and is enforceable in accordance with its terms against all parties thereto other than the Company, subject to the qualifications on enforceability referred to below.
     With respect to the opinion in paragraph 9, we have relied on the MRRS Decision Document.
     In expressing the opinion set forth in paragraph 9, we have assumed that the Prospectus (including the documents incorporated by reference therein) (i) constitutes full, true and plain disclosure of all material facts relating to the Company, the Rights and the Offered Shares as required by Applicable Securities Laws; (ii) does not contain any misrepresentation likely to affect the value or market price of the Rights or the Offered Shares; (iii) does not contain any untrue statement of a material fact, (iv) does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, and (v) ATS is not a “connected issuer” or “related issuer” of any of the Standby Purchasers or dealer managers for the Rights Offering.
     In expressing the opinion in paragraph 9, we have assumed that no material change (as defined in the Securities Act (Ontario) (the “Securities Act”) or other Applicable Securities Laws has occurred since the date of the Prospectus, which would require the Company to file an amendment to the Prospectus (including by way of filing a document which would be incorporated by reference therein) pursuant to the Securities Act or other Applicable Securities Laws. We have also assumed that the dealer managers for the Rights Offering are duly registered under Applicable Securities Laws to trade the Rights and Offered Shares in such jurisdictions where such Rights and Offered Shares have been or will be distributed and have complied with all Applicable Securities Laws in the course of the Rights Offering. We have also assumed that at all material times, no order of any court or competent regulatory authority has been or will have been issued to cease, restrict or suspend the trade or distribution of any securities of the Company, or that affects any person who engages in such a trade, and no court judgment, order, decree, injunction, decision or ruling will be in effect which prevents the trade or distribution of securities of the Company, or that affects any person who engages in such trade.
     We are members of the Bar in the provinces of British Columbia, Alberta, Ontario and Québec, and are qualified to express opinions only in respect of the laws of those provinces and the federal laws of Canada applicable therein. We do not express or imply any opinion in respect of the laws of any jurisdiction other than the Province of Ontario and the laws of Canada applicable therein, except with respect to the opinion in paragraph 9, in which we also express an opinion in respect of the laws of the provinces of British Columbia, Alberta and Québec. Insofar as our opinion pertains to matters governed by or related to the laws of any jurisdiction other than the Province of Ontario and the laws of Canada applicable therein and, as stated previously, the laws of the provinces of British Columbia, Alberta and Québec, we have relied on the opinions described below.
     We have relied exclusively upon the following opinions of local counsel (collectively, the “Local Counsel Opinions”) dated the date hereof in giving the opinion in paragraph 9 relating to the application of the laws in the jurisdiction of each of the counsel listed below, copies of which opinions are being delivered to you with this opinion, all of which are in form and scope satisfactory to us:
(a)	[MacPherson Leslie & Tyerman LLP] (with respect to the laws of the Province of Saskatchewan);

(b)	[Taylor McCaffrey LLP] (with respect to the laws of the Province of Manitoba); and

(c)	[Stewart McKelvey Stirling Scales] (with respect to the laws of the provinces of New Brunswick, Prince Edward Island, Nova Scotia and Newfoundland and Labrador).
     To the extent that any Local Counsel Opinion is stated to be based on any assumption, to be given in reliance on any certificate or other document or to be subject to any limitation, qualification or exception, the opinion expressed herein in reliance on such Local Counsel Opinion is based upon the same assumption, is given in reliance on the same certificate or documents, and is subject to the same limitation, qualification or exception.
     Nothing has come to the attention of the members of this firm who have been actively involved in advising the Company in connection with the transaction described herein to suggest that you and we are not justified in relying on the Local Counsel Opinions; however, we have not independently considered the matters covered by such opinions.
     In expressing the opinion in paragraph 10, we have relied exclusively on the Listing Letter.
     The opinions herein with respect to enforceability are subject to all applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of the rights of creditors generally and to the discretion of the courts in granting equitable remedies, including the remedies of specific performance and injunction. The opinions herein with respect to the enforceability of the Standby Purchase Agreement are further subject to the qualifications that: (a) the validity and enforceability of the provisions in any documentation which purports to sever from such document any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of the said document would be determined in the discretion of the court; (b) the enforceability of any provision of any documentation exempting a person from a liability or duty otherwise owed by it, waiving legal and equitable defences, agreeing not to challenge the validity or enforceability of remedies or that provides that a determination or calculation made by a person is conclusive and binding on any other person may be limited under applicable law; (c) the costs of and incidental to proceedings taken in court are in the discretion of the court and the court has full power to determine by whom and to what extent such costs shall be paid; (d) we express no opinion with respect to the validity and enforceability of any provision in the Standby Purchase Agreement that suggests that modifications, amendments or waivers of or with respect to such Transaction Document that are not in writing will be ineffective; (e) pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange in existence on a day other than the day of payment of such judgment; and (f) the enforceability of such document will be subject to the limitations contained in the Limitations Act, 2002 (Ontario) and we express no opinion as to whether a court may find any provision in such document to be unenforceable on the basis that such provision is an attempt to vary or exclude a limitation period under such Act. In addition, we express no opinion as to the enforceability of the indemnity and contribution provisions of the Standby Purchase Agreement or any other agreement relating to the Rights Offering nor do we express any opinion as to whether such provisions do not contravene any laws of the provinces of British Columbia, Alberta, Ontario or Québec or the federal laws of Canada applicable therein.
     The opinions hereinafter expressed are based on legislation and regulations in effect on the date hereof.
     Based upon and subject to the foregoing, we are of the opinion that on the date hereof:
1.	The Company is a corporation existing under the laws of the Province of Ontario and has not been dissolved.

2.	The Company has the requisite power and capacity to carry on its business as described in the Prospectus, to enter into and carry out its obligations under the Standby Purchase Agreement and to issue the Rights and Offered Shares as contemplated by the Prospectus and the Standby Purchase Agreement.

3.	The execution and delivery of the Prospectus and the filing of the Prospectus pursuant to Applicable Securities Laws have been duly approved and authorized by all necessary action on the part of the Company.

4.	All necessary action has been taken by and on behalf of the Company to authorize the creation, issuance and distribution of the Rights and the Offered Shares.

5.	The Rights have been duly authorized and validly issued, and upon payment of the subscription price and the valid exercise of the Rights as contemplated in the Prospectus, the Offered Shares will be duly authorized and validly issued as fully-paid and non-assessable common shares in the capital of the Company.

6.	Neither the execution and delivery by the Company of the Standby Purchase Agreement nor the consummation of the transactions contemplated by the Standby Purchase Agreement resulted, or will result, in a breach (whether after notice or lapse of time or both) of: (a) any of the terms, conditions or provisions of the articles or by-laws of the Company; or (b) any applicable laws of the Province of Ontario or the federal laws of Canada applicable therein.

7.	The Standby Purchase Agreement and the performance by the Company of its obligations thereunder have been duly authorized and the Standby Purchase

Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.
8.	Based on the provisions of the Income Tax Act (Canada) (the “Tax Act”), the Regulations thereunder, and the proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, the Offered Shares, when issued will be qualified investments under the Tax Act and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans, provided that the common shares of the Company are listed at that time on a prescribed stock exchange in Canada (which currently includes the TSX) or, if the amendments to the Tax Act proposed in the federal budget released on March 19, 2007 are enacted, a “designated” stock exchange in Canada (which it is expected would also include the TSX).

9.	All necessary documents have been filed, all requisite proceedings have been taken and all legal requirements have been fulfilled by the Company under Applicable Securities Laws to qualify the Offered Shares for distribution in each Canadian province through registrants registered under the applicable legislation in the respective province who comply with the relevant provisions of such applicable legislation.

10.	The Offered Shares have been approved for listing on the TSX, subject only to such usual conditions and to the filing of usual documents in accordance with the requirements of the TSX.
* * * * * *
     This opinion is rendered solely to the addressees in connection with the Rights Offering and the Standby Purchase Agreement and may not be used or relied upon by you for any other purpose or used or relied upon by any other person, nor quoted from or referred to in any documents without our prior written consent. This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise you of any change in law or fact affecting or bearing upon this opinion occurring after the date hereof which come, or are brought, to our attention.
Yours very truly,